Master Investment Portfolio
Bond Index Master Portfolio (Series 12)
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)

                                                                                    Aggregate   Aggregate              Total
                                        Underwriter                                 Principal   Principal  Purchase   Commission
                     Date of   Date of  From Whom                Affiliated          Amount      Amount    Price       Paid to
Issuer               Offering  Purchase Purchased                Underwriter       of Offering  Purchased  Per Share  Affiliate
Chevron Phillips     6/18/02  6/18/02   Morgan Stanley & Co.     Barclays Capital  $500,000,000 $500,000   $99.510       $-
Chemical Co. LP